Telestone Technologies Announces Fiscal 2006 Results

 Fiscal 2006 Highlights

•	Revenue increase 24.69% to $21.7 Million
•	Gross profit increase 30.01% to $11 Million
•	Gross margin up to 50.75%
•	Net income increase 23.67% to $4.6 Million
•	Diluted Earnings Per Share $0.53

Beijing, China, March 21, 2007 (MARKET WIRE via COMTEX) - Telestone Technologies Corporation (NASDAQ:TSTC), a leading provider of wireless communication coverage solutions primarily in China announced financial results for their fourth quarter and fiscal year ended December 31, 2006.

Revenue for the fourth quarter increased 35.2% to $7.4 million compared to $5.5 million in the prior year period. Net income increased 12.2% to $1.6 million, $.19 per share (diluted) compared to $1.4 million, $.17 per share (diluted) in the prior year period. Gross margin for the fourth quarter was 58% compared to 40% in the prior year.

For the 2006 fiscal year, total revenue increased 24.69% to $21.7 million from $17.4 million in 2005. Product sales increased 33.37% as compared to the corresponding period last year. Revenues from China Mobile, China Telecom, China Netcom increased 112.93%, 68.761%, and 44.11%, respectively from the previous year. Our gross margin for the year was 50.75% compared to 48.67% in the prior year period. Net income for 2006 fiscal year was $4.6 million or $0.53 per share (diluted) as compared to $3.7 million or $0.43 per share (diluted) for 2005. Net income for 2006 increased 23.67% compared to the same period of last year. This was the first year that Telestone paid income taxes to the PRC (People’s Republic of China) at a rate of 12%.

General and administrative expenses decreased 18.2% for 2006 fiscal year to $1,674,000 as compared to $2,048,000, in the prior year. The major reasons for the decrease in general and administrative expenses were due to our efforts to optimize the structure of the Company, improve working efficiency and reduction on daily expenses.

Sales and marketing expenses increased 3.9% for 2006 fiscal year to $2,917,000 as compared to $2,806,000 in the prior year. The increase in sales and marketing expenses originated from the expense in market development and the building of the new branches and other related fees. During fiscal year 2006, we continuously entered into overseas markets, such as Vietnam, Indonesia and India. We believe the investment will improve our Company’s profitability.

Research and development expenses increased 38% for 2006 fiscal year to $605,000, as compared to $438,000, in the prior year. The main reason for this increase is that in fiscal year 2006 we put more investment in research and development to maintain our competitive edge.

Management of the Company currently anticipates 2007 fiscal year to be specifically above 30% growth in revenue and net earnings after taxes, as compared to 2006. This is without the inclusion of revenue generated from the upcoming 3G deployments in China. Management does expect a positive impact in revenue upon the arrival 3G, but at this time they are not able to predict the specific impact for 2007 due to the uncertainty of when the licenses will be issued to the Chinese mobile operators during the year. “The management team is pleased with the financial results of our company for 2006 fiscal year. We insist that we will achieve our planned business targets in fiscal 2007.

Telestone Technologies Corporation

Condensed Consolidated Statements of Operation

	Years ended December 31,
	2006	2005
	US$’000	US$’000
Operating revenues:
Net sales of equipment	16,769	12,573
Service income	4,939	4,837

	21,708	17,410
Operating expenses:
Equipment and services	10,691	8,936
Sales and marketing	2,917	2,806
General and administrative	1,674	2,048
Research and development	605	438
Depreciation and amortization	241	209

Total operating expenses	16,128	14,437

Operating income	5,580	2,973
Interest expense	(55)	(26)
Other income, net	442	784

Net income	5,967	3,731

Taxation	(1,353)	-

	4,614	3,731

Other comprehensive income
Foreign currency translation adjustment	650	365

	5,264	4,096

Earnings per share:

Weighted average number of shares outstanding

Basic	8,682,736	8,498,681

Diluted	8,735,615	8,654,277

Net income per share of common stock

	US$	US$
Basic:

Net income	0.53	0.44

Diluted:

Net income	0.53	0.43

Telestone Technologies Corporation

Condensed Consolidated Balance Sheets

	As of December 31,
	2006	2005
ASSETS	US$’000	US$’000

Current assets:

Cash and cash equivalents	3,380	3,605
Accounts receivable (net of provision of US$2,923,000; 2005: net of provision of US$2,540,000)	29,777	22,530
Due from related parties	1,409	1,322
Inventories - Finished goods	5,048	2,287
Prepayment	315	535
Other current assets	373	240

Total current assets	40,302	30,519

Property, plant and equipment, net	821	1,031

Total assets	41,123	31,550

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term bank loan	1,279	-
Accounts payable - Trade	6,314	4,223
Customer deposits for sales of equipment	20	4
Due to related parties	2,001	2,133
Taxes payable	2,571	5,556
Accrued expenses and other accrued liabilities	4,668	1,703

Total current liabilities	16,853	13,619

Commitments and contingencies

Stockholders’ equity:
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued	-	-
Common stock and paid-in-capital, US$0.001 par value: Authorized - 100,000,000 shares as of December 31, 2006	-	-
Issued and outstanding - 8,935,106 shares as of December 31, 2006 and 8,577,106 shares as of December 31, 2005	9	8
Dedicated reserves	2,619	2,131
Additional paid-in capital	8,475	7,401
Cumulative translation adjustments	1,015	365
Retained earnings	12,152	8,026

Total stockholders’ equity	24,270	17,931

Total liabilities and stockholders’ equity	41,123	31,550

Condensed Consolidated Statements of Cash Flows

	Years ended December 31,
	2006	2005
	US$’000	US$’000
Cash flows from operating activities
Net income	4,614	3,731
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	240	209
Provision for doubtful accounts	383	861
Profit on disposal of property, plant and equipment	(239)	(120)
Exchange difference	66	60
Changes in assets and liabilities:
Accounts receivable	(6,896)	(3,070)
Inventories, net	(2,686)	275
Due from related parties	(44)	(75)
Prepayment	237	(438)
Other current assets	(125)	304
Accounts payable	1,953	176
Due to director	(202)	(102)
Customer deposits for sales of equipment	16	(44)
Taxes payable	(3,166)	(1,046)
Accrued expenses and other accrued liabilities	2,910	430

Net cash (used in) provided by operating activities	(2,939)	1,151

Cash flows from investing activities
Purchase of property, plant and equipment	(148)	(311)
Proceeds from disposal of property, plant and equipment	391	-

Net cash (used in) provided by investing activities	243	(311)

Cash flows from financing activities
Borrowings of short-term debts	1,279	-
Repayment of short-term debts	-	(620)
Proceeds from issuance of shares	1,075	1,101

Net cash provided by financing activities	2,354	481

Net (decrease) increase in cash and cash equivalents	(342)	1,321
Cash and cash equivalents, beginning of year	3,605	2,230
Exchange gain on cash and cash equivalents	117	54

Cash and cash equivalents, end of year	3,380	3,605

About Telestone Technologies Corporation
Telestone provides wireless communications coverage solutions primarily in the People’s Republic of China. These solutions include products such as repeaters, antennas and radio accessories. In addition, the Company provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone Technologies currently has approximately 556 employees. Additional information on the Company can be found at www.telestonecorp.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

Contact:
For additional information please contact:
Telestone Technologies Corporation
 East West Network Group
Mark Miller
770-436-7429
 Email Contact